UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2010

Momentive Performance Materials Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

333-146093	20-5748297
(Commission File Number)	(I.R.S. Employer Identification No.)

22 Corporate Woods Blvd. Albany, NY	12211
(Address of Principal Executive Offices)	(Zip Code)

(518) 533-4600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 22, 2010, Momentive Performance Materials Inc. (the “Company”) issued a press release announcing the completion of its previously announced cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 9.75% Senior Notes due 2014 (the “2006 9.75% Notes”), 9.00% Senior Notes due 2014 (the “2006 9.00% Notes”) and 10.125% / 10.875% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”, and, together with the 2006 9.75% Notes and the 2006 9.00% Notes, the “Notes”). The Tender Offers expired at 11:59 p.m. EDT, on November 19, 2010 (the “Expiration Date”). As previously announced, the Company received tenders from the holders of (i) $450,592,000 aggregate principal amount of their 2006 9.75% Notes, (ii) €155,611,000 aggregate principal amount of their 2006 9.00% Notes and (iii) $74,792,167 aggregate principal amount of their Senior Toggle Notes by the expiration of the early tender payment deadline, November 4, 2010 at 5:00 p.m., New York City time (the “Early Tender Date”). After the Early Tender Date and prior to the Expiration Date, the Company received additional tenders from the holders of €165,000 aggregate principal amount of their 2006 9.00% Notes and $615 aggregate principal amount of their Senior Toggle Notes. The tenders received by the Company for each series of Notes, together with the $234.3 million principal amount of the 2006 9.75% Notes, €88.2 million principal amount of the 2006 9.00% Notes, and $139.4 million principal amount of the Senior Toggle Notes owned by Apollo Management, L.P. (“Apollo”), which principal amounts were exchanged by Apollo, represent in the aggregate approximately 95.58% of the 2006 9.75% notes, 99.48% of the 2006 9.00% Notes and 99.99% of the Senior Toggle Notes. Apollo entered into an agreement to exchange the entire amount of its holdings of each series of Notes for new debt of the Company at an exchange ratio determined based on the tender consideration offered to holders of the Notes, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offers and used the proceeds thereof to invest in such new debt. The new debt has the same terms as the new notes issued by the Company to finance the Tender Offers. On November 5, 2010 the Company accepted for early payment, and paid for, the Notes tendered prior to the Early Tender Date.

The complete terms and conditions of the Tender Offers for the Notes are detailed in the Company’s Offer to Purchase dated October 22, 2010 and the related Letter of Transmittal (the “Tender Offer Documents”). The Company currently expects to accept for payment, subject to conditions set forth in the Tender Offer Documents, all of the Notes validly tendered after the Early Tender Date and prior to the Expiration Date on Monday, November 22, 2010.

Each holder who validly tendered its Notes after the Early Tender Date and before the Expiration Date will receive, if such Notes are accepted for purchase pursuant to the Tender Offers, the total consideration of (1) $1,043.75 per $1,000 principal amount of 2006 9.75% Notes tendered, (2) €1,040.00 per €1,000 principal amount of 2006 9.00% Notes tendered; and (3) $1,046.25 per $1,000 principal amount of Senior Toggle Notes tendered. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes. The Company intends to redeem the Notes that remain outstanding after completion of the Tender Offers at the applicable redemption prices, plus accrued and unpaid interest.

For additional information concerning the foregoing, a copy of the press release dated November 22, 2010 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1 News Release, dated November 22, 2010, announcing completion of tender offers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
William H. Carter
Executive Vice President and Chief Financial Officer

Date: November 22, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release, dated November 22, 2010 titled “Momentive Performance Materials Inc. Announces Completion of Tender Offers for Certain of its Outstanding Notes.”